Exhibit 99.2

Laird Superfood Appoints Scott McGuire as Chief Operating Officer

SISTERS, Oregon – November 12, 2020 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”), today announced that Scott McGuire has been appointed Chief Operating Officer, effective November 16, 2020. Mr. McGuire joins Laird Superfood with over 30 years of operational and executive leadership experience in various CPG-related businesses. Jamie Eichman, the Company’s current COO, is transitioning to the new role of Chief Administrative Officer.

“We are thrilled to have Scott join the Laird team,” said Paul Hodge Jr., Co-founder, President and Chief Executive Officer of Laird Superfood. “Throughout his career, Scott has demonstrated a deep understanding of the CPG industry and we believe that his extensive experience in operations, supply chain management and shipping and fulfilment will be instrumental as we build Laird Superfood into a unique platform within several multi-billion dollar addressable markets. We look forward to his leadership.”

Mr. McGuire came to Laird from Bonduelle Fresh Americas, a leader in providing plant based, fresh food products. Most recently, he served as the Chief Supply Chain Officer and held various roles over the last five years that included Operations, S&OP, Demand Planning and Execution, Customer Service, Agriculture Purchasing and Operations, and Transportation and Logistics. Before joining Bonduelle Fresh Americas, Mr. McGuire ran his own consulting practice, Joseph Logistics and Supply Chain Solutions, where he provided consulting services for various CPG clients, including Bonduelle Fresh Americas and Nestlé USA. Prior to that, he served as Nestlé USA’s National Director of Logistics for the company’s Direct-Store Delivery (DSD) division. He also served as Service and Distribution Director for Pepsico’s Frito-Lay Division.

Mr. McGuire holds a bachelor’s degree in Industrial Engineering from Cal Poly San Luis Obispo.

Scott McGuire added, “It is an exciting time at Laird and it is a privilege to be working alongside Paul and his exceptional team. I look forward to applying my experience to drive the company’s growth strategy in the evolving food and beverage industry.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

ICR

Ashley DeSimone

Ashley.desimone@icrinc.com